UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                        SPLASH TECHNOLOGY HOLDINGS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   848623104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               DECEMBER 31, 1999
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [X  ]    Rule 13d-1(b)
      [   ]    Rule 13d-1(c)
      [   ]    Rule 13d-1(d)

Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 5 pages

CUSIP No. 848623104
--------------------------------------------------------------------------------

  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  (entities only)

       Perkins, Wolf, McDonnell & Company
       ID No. 36-3099763
--------------------------------------------------------------------------------

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (SEE INSTRUCTIONS)

       N/A                                                (a) [    ]

                                                          (b) [    ]
--------------------------------------------------------------------------------

  3    SEC USE ONLY
--------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------

                    5  SOLE VOTING POWER

                                  -0-
 NUMBER OF SHARES
   BENEFICIALLY     ------------------------------------------------------------
  OWNED BY EACH
 REPORTING PERSON   6  SHARED VOTING POWER
       WITH
                                   1,071,500
                    ------------------------------------------------------------

                    7  SOLE DISPOSITIVE POWER

                                   -0-
                    ------------------------------------------------------------

                    8  SHARED DISPOSITIVE POWER

                                   1,071,500
--------------------------------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   1,071,500

--------------------------------------------------------------------------------

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                   7.6%
--------------------------------------------------------------------------------

  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                   IA
--------------------------------------------------------------------------------




                               Page 2 of 5 pages

ITEM 1(A).  NAME OF ISSUER:
--------------------------

Splash Technology Holdings Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
-----------------------------------------------------------

555 Del Rey Avenue
Sunnyvale, CA 94086

ITEM 2(A).  NAME OF PERSON FILING:
---------------------------------

Perkins, Wolf, McDonnell & Company

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
-----------------------------------------------------------------------

53 W. Jackson Blvd., Suite 722
Chicago, IL  60604

ITEM 2(C).  CITIZENSHIP:
-----------------------

Delaware

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:
----------------------------------------

Common Stock

ITEM 2(E).  CUSIP NUMBER:
------------------------

848623104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
----------------------------------------------------------------------------

(e)  [X]    Investment Adviser

ITEM 4.  OWNERSHIP:
------------------

   (a)      Amount Beneficially Owned: 1,071,500

   (b)      Percent of Class:  7.6%

   (c)      Number of Shares as to which such person has:

            (i)      sole power to vote or to direct the vote -  -0-

            (ii)     shared power to vote or to direct the vote -  1,071,500


                               Page 3 of 5 pages

            (iii)    sole power to dispose or to direct the  disposition  of -
                     -0-

            (iv)     shared power to dispose or to direct the  disposition  of
                     - 1,071,500

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
-----------------------------------------------------

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
------------------------------------------------------------------------

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
REPORTED ON BY THE PARENT HOLDING COMPANY:
-----------------------------------------

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
------------------------------------------------------------------

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:
---------------------------------------

         N/A

ITEM 10. CERTIFICATION:
----------------------

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.








                               Page 4 of 5 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 9, 2000




                                             /S/ GREGORY E. WOLF
                                             Gregory E. Wolf
                                             Treasurer









                               Page 5 of 5 pages